ASSIGNMENT OF LOAN


      This Assignment of Loan ("Assignment") is entered into as of March 28, 2005 between IPEX, Inc., a Nevada corporation ("IPEX"), in favor of DJB Holdings, Inc., a Nevada corporation ("DJB"), who agree as follows:

      IPEX represents and warrants that: (a) it is the successor in interest to AICI, Inc., a Nevada corporation by virtue of its merger with Tamarack Ventures, Inc. and subsequent name change to IPEX, Inc., (b) IPEX is the lender under that certain loan in the original principal amount of $400,000 made to Joseph L. Putegnat III on or about March 28, 2005 (the "Loan"), (c) IPEX has not assigned, sold, transferred, or encumbered any interest in the Loan or any security for the Loan, (d) the security for such loan included a Deed of Trust on certain real property commonly known as 10863 Stone Haven Way, San Diego, CA, (e) IPEX is duly organized, validly existing, and qualified to conduct its business and has the legal power, right and authority to enter into this Assignment, and (f) the individual executing this Agreement on behalf of IPEX has the legal power, right, and actual authority to act on behalf of IPEX with respect to this Assignment.

      For valuable consideration of $400,000, IPEX hereby assigns to DJB all rights, title and interest in and to the Loan and all security for the Loan.

      The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding relating to the enforcement or interpretation of this Assignment may recover from the unsuccessful party all costs, expenses, and actual attorney's fees.

IPEX, Inc., a Nevada corporation


By: /s/ Wolfgang Grabher
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    Wolfgang Grabher, President & CEO



Accepted:


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    DJB Holdings